EXTENSION AGREEMENT


                                 BY AND BETWEEN


                                 EISAI CO., LTD.


                                       AND


                            IGEN INTERNATIONAL, INC.




                                  JULY 11, 2002

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                                EXTENSION AGREEMENT

THIS EXTENSION AGREEMENT is made this 11th day of July 2002, by and between IGEN International Inc. ("IGEN"), a Delaware corporation, having a principal place of business at 16020 Industrial Drive, Gaithersburg, Maryland 20877 U.S.A., and Eisai Co., Ltd. ("Eisai"), a Japanese corporation, having a principal place of business at 6-10, Koishikawa 4-chome, Bunkyo-ku, Tokyo 112-8088 Japan.

                                   BACKGROUND

A. IGEN and Eisai entered into an agreement dated May 25, 1990 ("Eisai/IGEN License Agreement") and a supplemental agreement dated July 23, 1997 ("Supplemental Agreement") whereby Eisai obtained certain exclusive rights relating to IGEN's proprietary electrochemiluminescence (ECL) technology in Japan.

B. IGEN and Eisai wish to extend the licensing arrangement relating to IGEN's ECL technology in Japan set forth therein under certain modified terms.

Now, therefore, IGEN and Eisai agree as follows:

                                  1. DEFINITION

1.1 Capitalized terms used herein and not defined herein shall have meanings ascribed to them in the Eisai/IGEN License Agreement and the Supplemental Agreement. The Eisai/IGEN License Agreement, the Supplemental Agreement and this Extension Agreement are collectively referred to as AGREEMENTS.

                                  2. EXTENSION

2.1 The parties agree that the Eisai/IGEN License Agreement and the Supplemental Agreement will be extended to an expiration date (hereinafter the "Expiration Date") that is the later of: (i) May 25, 2010; and (ii) the date of expiration of the last of expired Licensed Patents or Improved Patents in the Territory under the same terms and conditions described therein except those set forth herein.
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                                 3. INSTRUMENTS

3.1 Subsection 2(A) of the Supplemental Agreement shall be replaced with the following sentences from one (1) year after the date of execution of this Agreement or a later date that IGEN may designate by written notice to EISAI before expiration of the one (1) year period:

     (A) Eisai has the non-exclusive right to market and sell the Eisai Instrument in the Clinical Diagnostic Market in Japan, except for Point-of-Care use for which Eisai is not entitled to market and sell the Eisai Instrument.

3.2 Subsection 2(B) of the Supplemental Agreement shall be replaced with the following sentences from one (1) year after the date of execution of this Agreement or a later date that IGEN may designate by written notice to EISAI before expiration of the one (1) year period:

     (B) Eisai has the non-exclusive right to market and sell in the Clinical Diagnostic Market in Japan except for Point-of-Care use, any Enhanced Eisai Instrument that Eisai may develop and obtain authority to sell, provided that Eisai shall have complied with the procedure specified in Section 5(B) below with respect to each such Enhanced Eisai Instrument. For the avoidance of doubt, Eisai is not entitled to market and sell the Point-of-Care use of Enhanced Eisai Instruments.

3.3 Subsection 2(C) of the Supplemental Agreement shall become no force or effect from one (1) year after the date of execution of this Extension Agreement or a later date that IGEN may designate by written notice to EISAI before expiration of the one (1) year period.

3.4 Subsection 2(E) of the Supplemental Agreement shall be replaced with the following sentences:


     (E) Eisai has the right to manufacture or have manufactured Eisai Instruments and Enhanced Eisai Instruments in Japan. In case of any manufacturing by parties other than Eisai, Eisai shall obtain legally binding contractual commitments from the manufacturer to the effect that IGEN's patents and other proprietary or confidential information will be protected against disclosure or unauthorized use, and that the manufacturer will grant back to IGEN a non-exclusive, perpetual, royalty-free license (with the right to grant sublicenses) covering any improvements to IGEN technology that the manufacturer may make. The geographic scope of each such license shall be worldwide. Any manufacturing of Eisai Instruments or Enhanced Eisai Instruments

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          outside  Japan by Eisai or any other  party under  contact  with Eisai shall require the prior written consent of IGEN, which consent shall not be unreasonably withheld. IGEN shall be entitled to withhold or impose conditions on its consent to avoid conflict with exclusive rights of other IGEN licensees or to protect IGEN technology or other
          IGEN  business  interests   reasonably   implicated  by  the  proposed
          manufacturing outside Japan. In addition to seeking IGEN's consent for such manufacturing, Eisai shall give IGEN a reasonable opportunity to bid for the manufacturing work.

                                    4. ASSAYS

4.1 From one year after the date of this Extension Agreement or a later date that IGEN may designate by written notice to EISAI before expiration of the one
(1) year period, the final sentence of Subsection 3(A) of the Supplemental Agreement shall be replaced with the following sentence:

         The geographic scope of each such license shall be worldwide, each such license shall be perpetual and IGEN shall have the right to grant sublicenses thereunder.

4.2 Subsection 3(E) of the Supplemental Agreement shall be replaced with the following sentence from one (1) year after the date of execution of this Extension Agreement or a later date that IGEN may designate by written notice to EISAI before expiration of the one (1) year period:

     (E) IGEN may not sell in Japan, nor authorize or allow other parties to sell in Japan, any Assays formatted for the Eisai Instrument or any Enhanced Eisai Instrument, or any Assays produced from products or material supplied by Eisai, except that IGEN shall be entitled to sell or authorize others to sell such Assays (i) for markets other than the Clinical Diagnostic Market in Japan, and/or (ii) for Point-of-Care use in Japan.

4.3 From one year after the date of execution of this Extension Agreement or a later date that IGEN may designate by written notice to EISAI before expiration of the one (1) year period, Eisai shall take effective steps to ensure that its Assays will not be compatible with instruments marketed by IGEN or its sublicensees in the Territory.

                                 5. IMPROVEMENTS
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5.1 Attachment B lists the patents and patent applications issued to or filed by
Eisai or IGEN between the date of the Eisai/IGEN License Agreement and the date of this Extension Agreement under which the other party is entitled to license rights pursuant to Section 3.3. or Section 3.6. of the Eisai/IGEN License Agreement, as the case may be.

                                   6. ROYALTY

6.1 To reflect the value of unpatented know-how provided to or to be provided to Eisai by IGEN in connection with the AGREEMENTS, notwithstanding Section 2.1. of this Extension Agreement, for seven (7) years after the Expiration Date, Eisai shall continue to pay royalties to IGEN with respect to Instruments and Assays at one half (1/2) of the rate specified in the AGREEMENTS, on Net Sales as defined in the Eisai/IGEN License Agreement.

Eisai and IGEN agree for the period of seven (7) years following the Expiration Date of the AGREEMENTS that:

(i) Sections 4.4, 4.5, 5.4 (d), 7, 8 (except 8.2), 9, 13, 14 and 16 of the
Eisai/IGEN License Agreement (including the related definitions), and

(ii)  Section  10  of  the   Supplemental   Agreement   (including  the  related
definitions),

shall remain in full force and effect between Eisai and IGEN.

Eisai and IGEN agree that the wording of the aforementioned sections shall be deemed adjusted, as necessary, during such seven (7) year period to reflect the royalty rate prescribed above to be paid to IGEN.


                             7. LICENSE REGISTRATION

7.1 Within thirty (30) days after one (1) year after the date of execution of this Extension Agreement or a later date that IGEN may designate by written notice to EISAI before expiration of the one (1) year period, Eisai and IGEN shall jointly withdraw the senyo-jisshi ken registrations which was filed pursuant to Subsection 7(A) of the Supplemental Agreement,


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and file an  applications,  in the form  attached  hereto  as  Attachment  A for registration covering non-exclusive license rights regarding Immunoassays under the Japanese patent law in the governing patent office in Japan.

7.2 Subsection 7(B) of the Supplemental Agreement shall be deleted one (1) year after the date of execution of this Extension Agreement or a later date that IGEN may designate by written notice to EISAI before expiration of the one (1) year period. On deletion of Subsection 7(B), any registration of non-exclusive license rights for Eisai obtained pursuant to Section 7.1 of this Extension Agreement shall terminate automatically upon the termination or expiration of the AGREEMENTS, and shall thereafter be of no further force or effect.

7.3 From one (1) year after the date of execution of this Extension Agreement or a later date that IGEN may designate by written notice to EISAI before expiration of the one (1) year period, Eisai and IGEN and their respective Affiliates shall each cooperate as needed in all actions with regard to applications referred to in Section 7.1 above, and with regard to the resulting registrations and enforcement of rights thereunder. Eisai and IGEN and their respective Affiliates shall each cooperate as needed with regard to deregistration in the event of termination or expiration of the AGREEMENTS.

              8. ENFORCEMENT OF PATENT RIGHTS AGAINST THIRD PARTIES

8.1 The parties agree that Section 8 of the Supplemental Agreement shall become no force and effect after one (1) year from the date of execution of this Extension Agreement or a later date that IGEN may designate by written notice to EISAI before expiration of the one (1) year period.

                              9. PUBLIC STATEMENTS

9.1 Section 10 of the Supplemental Agreement shall be replaced with the following sentences:


       In order to protect the integrity and confidentiality of the c commercial relationship between Eisai and IGEN as reflected in the Eisai/IGEN License Agreement, the Supplemental Agreement and the Extension Agreement, each party and its officers and employees shall refrain from issuing any press release, making any statement to any third party, or otherwise disseminating any information or opinion that might reasonably be interpreted as critical of the other party or its performance pursuant to the agreements referred to above, except as required by law or as part of the dispute resolution process set forth in
     Section 7 of the Eisai/IGEN License Agreement. Each party shall also use all reasonable efforts to ensure that its agent and other external representatives comply with the terms of this Section 10.

                                10. EFFECTIVENESS

(A) This Extension Agreement shall become effective on the date as of which authorized representatives of each of Eisai and IGEN shall have signed it below.

(B) At such time as this Extension Agreement may become effective, Eisai and IGEN agree to be bound by the mutual promises and obligations herein.

(C) No parties shall be third party beneficiaries of this Extension Agreement, or gain any rights directly by reason of it.

(D) Any dispute relating to the interpretation of this Extension Agreement or performance according to its terms shall be resolved according to the provision of Section 7 of the Eisai/IGEN License Agreement.

(E) It is agreed and acknowledged that, if there is inconsistency, contradiction or discrepancy among paragraphs of this Extension Agreement and, those of the Eisai/IGEN License Agreement and Supplemental Agreement, those of this Extension Agreement shall control over those of the Eisai/IGEN License Agreement and Supplemental Agreement.

It is further agreed and acknowledged that except as modified or nullified by the terms and conditions of this Extension Agreement, all the provisions of the Eisai/IGEN License Agreement and the Supplemental Agreement shall remain in full force and effect between Eisai and IGEN until the AGREEMENTS are terminated or expire.

Foregoing Agreed Upon:

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IGEN International Inc.


By:
   -------------------------------------------------
Name:      Samuel J. Wohlstadter
Title:     Chief Executive Officer


Eisai Co., Ltd.


By:
   -------------------------------------------------
Name:      Toshiyuki Gomi
Title:     Director of Diagnostic Division



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